Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS first QUARTER 2022 Results

SANTA ANA, Calif., April 28, 2022 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the first quarter ended March 31, 2022.

Current Quarter Highlights

•	Earnings per diluted share of 88 cents, or $1.17 excluding 29 cents of net investment losses
•	Total revenue of $2.0 billion, unchanged compared with last year
-	Average revenue per order up 40 percent, primarily due to higher average deal size in the commercial business and the impact of strong home price appreciation on residential purchase transactions
-	Closed title orders down 29 percent, driven by a 62 percent decline in refinance orders
•	Title Insurance and Services segment pretax margin of 11.0 percent
-	9.7 percent excluding net investment gains
•	Commercial revenues of $242 million, up 48 percent compared with last year
•	Specialty Insurance segment pretax margin of 10.4 percent, including a pretax loss of $4 million in the company’s property and casualty business
•	Repurchased 1.6 million shares for a total of $108 million at an average price of $69.04
-	In April, repurchased an additional 1.7 million shares for a total of $102 million at an average price of $60.54
•	Debt-to-capital ratio of 29.1 percent, or 23.4 percent excluding secured financings payable of $558 million
•	In April, named to the 100 Best Companies to Work For list in 2022 by Great Place to Work® and Fortune Magazine for the seventh consecutive year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Total revenue	$2,034	$2,026
Income before taxes	$130	$306

Net income	$98	$234
Net income per diluted share	$0.88	$2.10

Total revenue for the first quarter of 2022 was $2.0 billion, unchanged relative to the first quarter of 2021. Net income in the current quarter was $98 million, or 88 cents per diluted share, compared with net income of $234 million, or $2.10 per diluted share, in the first quarter of 2021. Net investment losses in the current quarter were $43 million, or 29 cents per diluted share, compared with net investment gains of $67 million, or 46 cents per diluted share, in the first quarter of last year. The net investment losses in the current quarter were primarily due to $71 million in unrealized losses recognized on venture investments that were significantly offset by a $51 million realized gain related to the sale of an

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First American Financial Reports First Quarter 2022 Results

investment in a title company, compared with net investment gains in the first quarter of last year that were primarily driven by unrealized gains recognized on venture investments.

“Our title segment delivered a pretax margin of 11.0 percent in the first quarter, a good result in our seasonally slowest period,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Total revenue was unchanged, as continued strength in the commercial and purchase markets offset the sharp decline in refinance activity resulting from the rapid increase in mortgage interest rates during the quarter.

“The market is currently transitioning from record low interest rates to a more normalized environment. Accordingly, we are sharpening our focus on expense management. We will, however, continue to invest in strategic initiatives that drive our company’s operational efficiency and future growth, including through ongoing funding of our title automation and digital closing initiatives, and the expansion and enhancement of the data assets that fuel them.

“We also believe the market reaction to higher interest rates has resulted in our stock being undervalued in recent months and, in response, we aggressively deployed capital by repurchasing 3.25 million shares for a total of $210 million year to date, at an average price of $64.64 per share.

“I'm also proud to once again share that First American has been named to the 100 Best Companies to Work For list by Great Place to Work® and Fortune magazine for the seventh consecutive year. I credit this outstanding accomplishment to our employees and all they do for their colleagues, customers and communities.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2022	2021
Total revenues	$1,998	$1,844

Income before taxes	$220	$280
Pretax margin	11.0%	15.2%

Title open orders(1)	279,000	363,200
Title closed orders(1)	205,100	287,600

U.S. Commercial
Total revenues	$242	$163
Open orders	35,500	32,700
Closed orders	18,300	16,600
Average revenue per order	$13,200	$9,800
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the first quarter were $2.0 billion, up 8 percent compared with the same quarter of 2021. Direct premiums and escrow fees were up 1 percent compared with the first quarter of 2021, driven by a 40 percent increase in the average revenue per direct title order closed that was largely offset by a 29 percent decline in the number of direct title

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First American Financial Reports First Quarter 2022 Results

orders closed. The average revenue per direct title order increased to $2,969, primarily attributable to an increase in the average deal size in our commercial business and the impact of strong home price appreciation on residential purchase transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 12 percent in the current quarter as compared with last year.

Information and other revenues were $302 million during the quarter, up 9 percent compared with the same quarter of last year. The increase was primarily driven by the recent acquisition of ServiceMac.

Investment income was $53 million in the first quarter, up $10 million from the same quarter last year. The increase was primarily related to an increase in interest income from the company’s investment portfolio due to higher average invested balances. Net investment gains totaled $29 million in the current quarter, compared with net investment gains of $22 million in the first quarter of 2021. Net investment gains in the current quarter were primarily due to a $51 million realized gain related to the sale of an investment in a title company, partially offset by losses due to the change in the fair value of marketable equity securities, compared with net investment gains primarily attributable to the change in the fair value of marketable equity securities last year.

Personnel costs were $583 million in the first quarter, an increase of $79 million, or 16 percent, compared with the same quarter of 2021. This increase was primarily due to the impact of recent acquisitions and higher salary and incentive compensation expense. Salary expense was driven by increased headcount and higher average salaries, while the increase in incentive compensation reflects strong financial performance in our commercial business as well as higher share-based compensation related to last year’s record results.

Other operating expenses were $305 million in the first quarter, up $40 million, or 15 percent, compared with the first quarter of 2021. The increase was primarily due to the impact of recent acquisitions and higher professional services and software expense.

The provision for policy losses and other claims was $64 million in the first quarter, or 4.0 percent of title premiums and escrow fees, in line with the 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $40 million in the first quarter, up $4 million, or 11 percent, compared with the same period last year, due to higher amortization of software and other intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $220 million in the first quarter, compared with $280 million in the first quarter of 2021. Pretax margin was 11.0 percent in the current quarter, compared with 15.2 percent last year. Excluding the impact of net investment gains, the pretax margin was 9.7 percent this year, compared with 14.2 percent last year.

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First American Financial Reports First Quarter 2022 Results

Specialty Insurance

($ in millions)

	Three Months Ended
	March 31,
	2022	2021
Total revenues	$115	$136

Income before taxes	$12	$6
Pretax margin	10.4%	4.4%

Total revenues for the Specialty Insurance segment were $115 million in the first quarter of 2022, a decline of 15 percent compared with the first quarter of 2021. Pretax income for the segment was $12 million, compared with $6 million last year.

Home warranty operating revenues were up 5 percent this quarter to $104 million. The loss rate was 46.5 percent, compared with 53.6 percent last year, driven by lower claim frequency. This quarter, claim frequency, which included the impact of favorable weather, was comparable to pre-pandemic levels. Home warranty’s pretax income was $16 million, compared with $13 million last year.

The wind-down of the property and casualty business remains on track for completion in the third quarter of 2022. At the close of the first quarter, policies-in-force had declined by 88 percent since the wind-down began at the beginning of 2021. The property and casualty business ended the quarter with a pretax loss of $4 million.

Teleconference/Webcast

First American’s first-quarter 2022 results will be discussed in more detail on Thursday, April 28, 2022, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 12, 2022, by dialing 201-612-7415 and using the conference ID 13729079. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $9.2 billion in 2021, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2022, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the seventh consecutive year. More information about the company can be found at www.firstam.com.

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First American Financial Reports First Quarter 2022 Results

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified personnel; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

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First American Financial Reports First Quarter 2022 Results

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Total revenues	$2,034	$2,026

Income before income taxes	$130	$306
Income tax expense	32	72
Net income	98	234
Less: Net income attributable to noncontrolling interests	-	-
Net income attributable to the Company	$98	$234

Net income per share attributable to stockholders:
Basic	$0.89	$2.10
Diluted	$0.88	$2.10

Cash dividends declared per share	$0.51	$0.46

Weighted average common shares outstanding:
Basic	110.4	111.1
Diluted	110.8	111.4

Selected Title Insurance Segment Information
Title orders opened(1)	279,000	363,200
Title orders closed(1)	205,100	287,600
Paid title claims	$39	$40

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$1,704	$1,228
Investments	10,087	10,596
Goodwill and other intangible assets, net	1,806	1,806
Total assets	16,527	16,451
Reserve for claim losses	1,301	1,284
Notes and contracts payable	1,647	1,648
Total stockholders’ equity	$5,363	$5,767

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Specialty	Corporate
March 31, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$774	$666	$108	$—
Agent premiums	948	948	—	—
Information and other	309	302	7	—
Net investment income	46	53	1	(8)
Net investment (losses) gains	(43)	29	(1)	(71)
	2,034	1,998	115	(79)
Expenses
Personnel costs	602	583	22	(3)
Premiums retained by agents	758	758	—	—
Other operating expenses	337	305	21	11
Provision for policy losses and other claims	122	64	58	—
Depreciation and amortization	41	40	1	—
Premium taxes	24	23	1	—
Interest	20	5	—	15
	1,904	1,778	103	23
Income (loss) before income taxes	$130	$220	$12	$(102)

Three Months Ended		Title	Specialty	Corporate
March 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$786	$658	$128	$—
Agent premiums	845	845	—	—
Information and other	279	276	3	—
Net investment income	49	43	2	4
Net investment gains	67	22	3	42
	2,026	1,844	136	46
Expenses
Personnel costs	535	504	24	7
Premiums retained by agents	671	671	—	—
Other operating expenses	296	265	22	9
Provision for policy losses and other claims	140	60	80	—
Depreciation and amortization	38	36	2	—
Premium taxes	23	21	2	—
Interest	17	7	—	10
	1,720	1,564	130	26
Income before income taxes	$306	$280	$6	$20

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Consolidated
Total revenues	$2,034	$2,026
Less: NIG(L)	(43)	67
Total revenues excluding NIG(L)	$2,077	$1,959

Pretax income	$130	$306
Less: NIG(L)	(43)	67
Pretax income excluding NIG(L)	$173	$239

Pretax margin	6.4%	15.1%
Less: Pretax margin impact of NIG(L)	(1.9)%	2.9%
Pretax margin excluding NIG(L)	8.3%	12.2%

Earnings per diluted share (EPS)	$0.88	$2.10
Less: EPS impact of NIG(L)	(0.29)	0.46
EPS excluding NIG(L)	$1.17	$1.64

Title Insurance and Services Segment
Total revenues	$1,998	$1,844
Less: NIG(L)	29	22
Total revenues excluding NIG(L)	$1,969	$1,822

Pretax income	$220	$280
Less: NIG(L)	29	22
Pretax income excluding NIG(L)	$191	$258

Pretax margin	11.0%	15.2%
Less: Pretax margin impact of NIG(L)	1.3%	1.0%
Pretax margin excluding NIG(L)	9.7%	14.2%

Specialty Insurance Segment
Total revenues	$115	$136
Less: NIG(L)	(1)	3
Total revenues excluding NIG(L)	$116	$133

Pretax income	$12	$6
Less: NIG(L)	(1)	3
Pretax income excluding NIG(L)	$13	$3

Pretax margin	10.4%	4.4%
Less: Pretax margin impact of NIG(L)	(0.8)%	2.1%
Pretax margin excluding NIG(L)	11.2%	2.3%

Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Total revenues	$1,998	$1,844
Less: Net investment gains	29	22
Net investment income	53	43
Premiums retained by agents	758	671
Net operating revenues	$1,158	$1,108

Personnel and other operating expenses	$888	$769
Ratio (% net operating revenues)	76.7%	69.4%
Ratio (% total revenues)	44.4%	41.7%

Change in net operating revenues	$50
Change in personnel and other operating expenses	119
Success Ratio(1)	238%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2022 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q122	Q421	Q321	Q221	Q121
Open Orders per Day
Purchase	2,098	1,849	2,191	2,381	2,275
Refinance	1,061	1,342	1,771	1,752	2,652
Refinance as % of residential orders	34%	42%	45%	42%	54%
Commercial	572	539	540	579	537
Default and other	769	520	479	436	491
Total open orders per day	4,500	4,250	4,981	5,148	5,954

Closed Orders per Day
Purchase	1,391	1,687	1,782	1,873	1,495
Refinance	938	1,299	1,435	1,628	2,506
Refinance as % of residential orders	40%	44%	45%	47%	63%
Commercial	295	379	316	315	272
Default and other	684	495	416	420	442
Total closed orders per day	3,308	3,860	3,948	4,236	4,715

Average Revenue per Order (ARPO)
Purchase	$3,252	$3,031	$3,044	$3,001	$2,794
Refinance	1,333	1,254	1,246	1,260	1,228
Commercial	13,243	16,070	12,993	11,078	9,838
Default and other	207	120	179	161	128

Total ARPO	$2,969	$3,339	$2,884	$2,651	$2,118

Business Days	62	62	64	64	61

(1) U.S. operations only.

Totals may not sum due to rounding.

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